Exhibit 4.1

Execution Copy

AMENDMENT NO. 1
TO

RIGHTS AGREEMENT

THIS AMENDMENT NO. 1 TO THE RIGHTS AGREEMENT (this “Amendment”) is made as of this 24th day of January, 2017 (the “Amendment Effective Date”), by and between GenVec, Inc., a Delaware corporation (the “Company”), and American Stock Transfer & Trust Company, LLC (the “Rights Agent”) to amend that certain Rights Agreement, dated as of August 11, 2011, by and between the Company and the Rights Agent (the “Rights Agreement”). Capitalized terms used and not otherwise defined herein shall have the meanings ascribed to such terms in the Rights Agreement.

WHEREAS, the Board of Directors of the Company (the “Board”) has determined that it is in the best interests of the Company and its stockholders to amend the Rights Agreement as set forth herein immediately prior to and in connection with the execution of the Agreement and Plan of Merger, dated as of January 24, 2017 (as amended, modified or supplemented, from time to time, the “Merger Agreement”), by and among the Company, Intrexon Corporation and Intrexon GV Holding, Inc. (“Merger Sub”), pursuant to which Merger Sub will merge with and into the Company with the Company continuing as the surviving corporation;

WHEREAS, the Company desires to amend the Rights Agreement pursuant to Section 27 of the Rights Agreement, immediately prior to entering into the Merger Agreement, to facilitate the transactions contemplated by the Merger Agreement;

WHEREAS, pursuant to Section 27 of the Rights Agreement, the Company has delivered to the Rights Agent a certificate signed by an appropriate officer of the Company that states that this Amendment is in compliance with the terms of Section 27 of the Rights Agreement; and

WHEREAS, pursuant to resolutions adopted at a duly convened special meeting of the Board held on January 24, 2017, the Board has determined that it is in the best interests of the Company and its stockholders, and consistent with the objectives of the Board in adopting the Rights Agreement, to amend the Rights Agreement in the manner set forth herein immediately prior to entering into the Merger Agreement to except from the operation of the Rights Agreement the Merger Agreement and any and all transactions contemplated by the Merger Agreement and the Contingent Payment Rights Agreement (as defined below).

NOW, THEREFORE, in consideration for the mutual covenants contained herein and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto, agree as follows:

1.	Amendments to Section 1.

a.	The definition of “Acquiring Person” in Section 1(a) of the Rights Agreement is hereby amended by adding the following sentence to the end of said definition as subsection 1(a)(vi):

“Notwithstanding anything to the contrary in this Agreement, none of Parent, Merger Sub or any of their respective Affiliates or Associates shall become an “Acquiring Person” and the term “Acquiring Person” shall not include any of Parent, Merger Sub or any of their respective Affiliates or Associates, solely by reason of (A) the approval, execution, delivery, performance or public announcement of the Merger Agreement (including any amendments, modifications or supplements thereto), (B) the consummation of the merger provided for by the Merger Agreement, (C)  the execution, delivery or performance of the Contingent Payment Rights Agreement or (D) consummation of any other transactions contemplated by the Merger Agreement or the Contingent Payment Rights Agreement, including, but not limited to, the potential future payments thereunder.”

b.	The definition of “Distribution Date” in Section 1(j) of the Rights Agreement is hereby amended by deleting it in its entirety and replacing it with the following:

““Distribution Date” shall mean the earlier of (i) the Close of Business on the tenth Business Day after the Stock Acquisition Date (or, if the tenth Business Day after the Stock Acquisition Date occurs before the Record Date, the Close of Business on the Record Date) and (ii) the Close of Business on the tenth Business Day (or, if such tenth Business Day occurs before the Record Date, the Close of Business on the Record Date), or such later date as may be determined by action of the Board prior to such time as any Person becomes an Acquiring Person, after the date of the commencement by any Person (other than the Company, any Subsidiary of the Company, any employee benefit plan of the Company or of any Subsidiary, any Person holding shares of Common Stock for or pursuant to the terms of any such plan, or Parent, Merger Sub or any of their Affiliates or Associates) of, or of the first public announcement of the intention of any Person (other than any of the Persons referred to in the preceding parenthetical) to commence, a tender or exchange offer the consummation of which would result in such Person becoming the Beneficial Owner of 20% or more of the outstanding shares of Common Stock.”

c.	Section 1 of the Rights Agreement is hereby amended by adding the following definitions to the end of Section 1:

“Contingent Payment Rights Agreement” shall mean the Contingent Payment Rights Agreement to be entered into by and between Parent and the rights agents name therein, substantially in the form attached as an exhibit to the Merger Agreement.

“Merger Agreement” shall mean the Agreement and Plan of Merger, dated as of January 24, 2017 (as amended, modified or supplemented, from time to time).

“Merger Sub” shall mean Intrexon GV Holding, Inc., a Delaware corporation.

“Parent” shall mean Intrexon Corporation, a Virginia corporation.”

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2.	Amendment to Section 11(a)(ii). Section 11(a)(ii) of the Rights Agreement is hereby amended by adding the following sentence to the end of Section 11(a)(ii):

“Notwithstanding anything in this Agreement to the contrary, none of (A) the approval, execution, delivery, performance or public announcement of the Merger Agreement (including any amendments, modifications or supplements thereto), (B) the consummation of the merger provided for by the Merger Agreement, (C) the execution, delivery or performance of the Contingent Payment Rights Agreement or (D) consummation of any other transactions contemplated by the Merger Agreement or the Contingent Payment Rights Agreement, including, but not limited to, the potential future payments thereunder shall cause the Rights to be adjusted or become exercisable in accordance with this Section 11(a)(ii).”

3.	Amendment to Section 13(a)(i). Section 13(a)(i) of the Rights Agreement is hereby amended by adding the following sentence to the end of Section 13(a)(i):

“Notwithstanding anything in this Agreement to the contrary, (A) the provisions of Section 13(a)(i) shall not be applicable to the merger provided for by the Merger Agreement and (B) provided that neither Merger Sub nor Parent has become an Acquiring Person, any other person becoming an Acquiring Person shall not cause the provisions of Section 13(a)(i) to apply to Merger Sub or Parent as an “other Person”; provided, that nothing in this clause (B) shall restrict the application of Section 13(a)(i) to an Acquiring Person or any Affiliates thereof.”

4.	Benefits. All of the covenants and provisions of this Amendment by or for the benefit of the Company or the Rights Agent shall bind and inure to the benefit of their respective successors and assigns hereunder.

5.	Governing Law. This Amendment shall be deemed to be a contract made under the laws of the State of Delaware and for all purposes shall be governed by and construed in accordance with the laws of such State applicable to contracts to be made and performed entirely within such State.

6.	Counterparts. This Amendment may be executed in one or more counterparts (including by facsimile or other electronic transmission), and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original, but all of which taken together shall constitute one and the same instrument.

7.	Entire Agreement. The Rights Agreement (including any Schedules and Exhibit thereto), as supplemented and modified by this Amendment, constitutes the full and entire understanding and agreement among the parties with respect to the subject matter thereof and hereof, and any other written or oral agreement relating to the subject matter hereof existing between the parties are expressly canceled.

8.	Remaining Provisions of the Agreement. Except as provided herein, each of the other provisions of the Rights Agreement shall remain in full force and effect.

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9.	References. Upon the effectiveness of this Amendment, on and after the date hereof, each reference in the Agreement to “this Agreement,” “hereunder,” “hereof,” “herein” or words of like import shall mean and be a reference to the Rights Agreement, as amended hereby.

[Signature Page Follows]

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IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed, all as of the date first written above.

GENVEC, INC.

By:
Name:	Douglas J. Swirsky
Title:	President and Chief Executive Officer

AMERICAN STOCK TRANSFER & TRUST COMPANY, LLC

By:
Name:
Title:

[Signature Page to Amendment No. 1 to Rights Agreement]